THIRD AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of the 16th day of February, 2011, to the Fund Accounting Servicing Agreement, dated as of April 6, 2011, as amended August 23, 2011 and November 8, 2011 (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Managed Portfolio Series:

Exhibit F, the AC ONE China Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By:/s/ James R. Arnold	By: /s/Michael R. McVoy

Name: James R. Arnold	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

AC ONE

Exhibit F to the Managed Portfolio Series Fund Accounting Agreement

Name of Series
AC ONE China Fund

Multiple Series Trust FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE at March, 2012
Annual Fee Based Upon Average Net Assets Per Fund*
10 basis points on the first $75 million
8 basis points on the next $250 million
5 basis points on the balance
Minimum annual fee:  $64,000 per fund

▪  Additional fee of $30,000 for each additional class
▪  Additional fee of $15,000 per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪  Daily Performance Reporting
▪  Advisor Information Source Web Portal
▪  USBFS Legal Administration (e.g., registration statement update)
CCO Annual Fees (Per Advisor Relationship/Fund)*
▪  $12,000 /fund (subject to change based on Board review and approval)
▪  $ 9,000 for each additional fund (subject to change based on Board review and approval)
▪  $3,500 / sub-advisor per fund
Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs (including GICS, MSCI, etc), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit F.

AC ONE ASSET MANAGEMENT, LLC

By: /s/Patrick Pascal

Printed Name: Patrick Pascal

Title: President            Date:2/29/2012

AC ONE

Exhibit F (continued) to the Managed Portfolio Series Fund Accounting Agreement

FUND ACCOUNTING SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at March, 2012

Pricing Services*
▪  $0.15 - Domestic Equities, Options, ADRs
▪  $0.50 - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency
                     Rates
▪  $0.80 - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                     Bonds, Asset Backed Securities, Mortgage Backed Securities
▪  $2.25 - Bank Loans
▪  $3.00 - Credit Default Swaps
▪  $1.50 - Swaptions, Index Swaps
▪  $0.90 - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪  $2.00 /Foreign Equity Security per Month for Corporate Action Service
▪  $1.00 /Domestic Equity Security per Month for Corporate Action Service
▪  $125 /Month Manual Security Pricing (>10/day)

Fair Value Services (Interactive Data)*
▪  $0.636 on the First 100 Securities
▪  $0.4664 on the Balance of Securities

* Per security per fund per pricing day.

NOTE: Prices above are based on using IDC as the primary pricing service and are subject to change.  Use of alternative and/or additional sources may result in additional fees.

AC ONE